December 18, 1998


To:      Board of Directors
         Conseco, Inc.
         11825 N. Pennsylvania Street
         Carmel, IN 46032

Re:      Conseco, Inc.
         7 7/8% Notes due December 15, 2000

Lady and Gentlemen:

         I am Executive Vice President, General Counsel and Secretary of Conseco, Inc., an Indiana corporation (the "Company"), and in such capacity I have general supervision of the legal affairs of the Company. I, and lawyers under my supervision (collectively, "we"), have acted as counsel for the Company in connection with the sale by the Company pursuant to the Underwriting Agreement dated December 15, 1998 (the "Underwriting Agreement") of a total of $150,000,000 aggregate principal amount of 7 7/8% Notes due December 15, 2000 of the Company (the "Notes").

         In our capacity as such counsel, we have examined (i) the Notes, (ii) the Registration Statement on Form S-3 (No. 333-56611), as originally filed with the Commission on June 11, 1998, as amended by Pre-Effective Amendment No. 1 and Post-Effective Amendment No. 1 thereto (the "Registration Statement"), (iii) the Underwriting Agreement, (iv) the Indenture, dated as of November 13, 1997, between the Company and LTCB Trust Company, as Trustee (the "Indenture"), and
(v) the Prospectus Supplement dated December 15, 1998 and the final Prospectus dated June 22, 1998 relating to the Notes, in the form filed with the Commission pursuant to Rule 424(b) under the 1933 Act Regulations (collectively, the "Prospectus"). We have also examined originals, or copies certified or otherwise identified to our satisfaction, of such other records and documents as we have deemed necessary as a basis for the opinions expressed below. In such examination and for the purposes of this opinion, we have assumed that all natural persons have legal capacity, all items submitted to us as originals are authentic and all signatures thereon are genuine, all items submitted to us as copies conform to the originals and each original or copy is complete and has been duly executed and delivered by each party (other than the Company) pursuant to due authorization as such party's legal, valid and


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Board of Directors
December 18, 1998
Page 2

binding obligation, enforceable against such party in accordance with its respective terms. As to facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of the Company. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Underwriting Agreement.

         Based upon and subject to the matters stated herein and upon such investigation as we have deemed necessary and subject to the qualifications, limitations and assumptions set forth herein, I advise you that in the opinion of the undersigned:

         1. The Company has been incorporated and is validly existing as a corporation under the laws of the State of Indiana.

         2. All legally required proceedings in connection with the authorization and valid issuance of the Notes and the sale of the Notes in accordance with the Underwriting Agreement (other than the filing of post-issuance reports, the non-filing of which would not render the Notes invalid) have been taken and all legally required orders, consents or other authorizations or approvals of any other public boards or bodies (including, without limitation, any insurance regulatory agency or body) in connection with the authorization and valid issuance of the Notes and the sale of the Notes in accordance with the Underwriting Agreement (other than in connection with or in compliance with the provisions of the securities or Blue Sky laws of any jurisdictions, as to which I express no opinion) have been obtained and are in full force and effect.

         3. The Notes are in the form contemplated by the Indenture, have been duly authorized, executed and delivered by the Company and, when authenticated by the Trustee in the manner provided for in the Indenture and delivered against payment therefor by the Company, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity, regardless of whether considered in a proceeding in equity or at law.

         My opinions expressed herein are limited to the laws of the State of Indiana and the federal laws of the United States, and I do not express any opinion herein concerning any other law. I note that the Underwriting Agreement, the Notes and the Indenture are expressly governed by the laws of the State of New York and I have assumed, with your permission and without any investigation, that the substantive laws of the State of Indiana are substantially identical to those of the State of New York.



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Board of Directors
December 18, 1998
Page 3

         The opinions expressed herein are matters of professional judgment and not a guarantee of result. The opinions expressed herein are effective as of the date hereof. I do not undertake to advise you of any matter within the scope of this letter that comes to my attention after the date of this letter and disclaim any responsibility to advise you of any future changes in law or in fact that may affect the opinions set forth herein. The opinions expressed herein are being delivered to you solely for your benefit and may not be relied upon by any other person in any manner or for any purpose without my prior written approval; accordingly, it may not be quoted, filed with any governmental authority or other regulatory agency or otherwise circulated or utilized for any other purpose without my written consent.

         I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Company's Report on Form 8-K being filed on or about the date hereof. In giving the foregoing consent, I do not admit that I come within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                    Very truly yours,


                                                    /s/ JOHN J. SABL
                                                    ------------------------
                                                    John J. Sabl,
                                                    Executive Vice President
                                                         and General Counsel